Exhibit 10.67

June 20, 2006

Mr. Mark G. Contreras

c/o The E. W. Scripps Company

312 Walnut Street

2800 Scripps Center

Cincinnati, OH 45202

Re: Employment Agreement

Dear Mark:

The E. W. Scripps Company (the “Company”) agrees to employ you and you agree to accept such employment upon the following terms and conditions:

l. Term. Subject to the provisions for earlier termination provided in paragraph 10 below, the term of your employment hereunder shall become effective as of June 20, 2006 and shall continue through and until June 19, 2009. Such period shall be referred to as the “Term,” notwithstanding any earlier termination of your employment for any reason. The Company shall provide you with at least ninety (90) days’ notice prior to the expiration of the Term if the Company does not intend to continue to employ you beyond the expiration of the Term. If the Company does not provide you with such notice and the parties do not otherwise agree in writing to renew, extend, or replace this agreement, the Term shall automatically renew for one one-year term.

2. Duties. You will be the Senior Vice President - Newspapers of the Company, reporting directly to the Chief Operating Officer of the Company (“Reporting Senior”). In this capacity, you will be responsible for the entire newspaper division of the Company. You agree to devote substantially all your business time, and apply your best reasonable efforts, to promote the business and affairs of the Company and its affiliated companies during your employment. You will perform such duties and responsibilities commensurate with your position and title during the Term, and as may be reasonably assigned to you from time to time by your Reporting Senior. You shall not, without the prior written consent of the Company, directly or indirectly, during the Term, other than in the performance of duties naturally inherent to the businesses of the Company and in furtherance thereof, render services of a business, professional, or commercial nature to any other person or firm, whether for compensation or otherwise; provided, however, that so long as

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it does not materially interfere with the performance of your duties hereunder, you may serve as a director, trustee or officer of, or otherwise participate in, educational, welfare, social, religious, civic, professional or trade organizations. Your principal place of business shall be in Cincinnati, OH.

3. Compensation.

(a) Annual Salary. For all the services rendered by you in any capacity under this Agreement, the Company agrees to pay you at least Four Hundred Seventy-Five Thousand Dollars ($475,000.00) a year in base salary (“Annual Salary”), less applicable deductions and withholding taxes, in accordance with the Company’s payroll practices as they may exist from time to time during the Term. Your Annual Salary may be increased by the Company’s Compensation Committee in conjunction with your annual performance review conducted pursuant to the guidelines and procedures of the Company applicable to similarly situated executives, but in no event shall your Annual Salary be less than the annual salary amount established under this paragraph 3(a) for the immediately previous calendar year.

(b) Bonus. You shall participate in the Company’s executive bonus plan with a target bonus opportunity of not less than 50% of your Annual Salary as established under paragraph 3(a) (“Bonus”). The Bonus amount actually paid shall be based on your attainment, within the range of the minimum and maximum performance objectives, of strategic and financial goals established for you by the Company and approved by the Company’s Compensation Committee. If you are employed for only part of any calendar year during the Term, your Bonus will be prorated accordingly. The Company shall pay to you any Bonus under this paragraph 3(b) by no later than March 15 of the following calendar year.

(c) Long-Term Incentive Plans. During your employment hereunder, you shall be eligible to participate in all equity incentive plans of the Company, including but not limited to, the Company’s 1997 Long-Term Incentive Plan, as amended, or any successor to such plan, applicable to similarly situated executives of the Company as shall be determined by the Company’s Compensation Committee.

4. Benefits. During your employment hereunder, you shall be entitled to participate in any employee retirement, pension and welfare benefit plan or program available to similarly situated executives of the Company, or to the Company’s employees generally, as such plans and programs may be in effect from time to time, including, without limitation, pension, profit sharing, savings, estate preservation and other retirement plans or programs, 401(k), medical, dental, life insurance, short-term and long-term disability insurance plans, accidental death and dismemberment protection, travel accident protection and all other plans that the Company may have or establish from time to time and in which you would be

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entitled to participate under the terms of the applicable plan. This provision is not intended, nor shall it have the effect of, reducing any benefit to which you were entitled as of the effective date of this Agreement. However, this provision shall not be construed to require the Company to establish any welfare, compensation or long-term incentive plans, or to prevent the modification or termination of any plan once established, and no action or inaction with respect to any plan shall affect this Agreement. You shall be entitled to be reimbursed by the Company for tax and financial planning up to a maximum of $10,000 per year, and for the annual membership fees and other dues associated with one luncheon club. In addition, the Company shall pay the costs of an annual “senior executive” physical examination. You shall be entitled to no less than four (4) weeks of paid time off (“PTO”) per calendar year.

5. Business Expenses. During your employment hereunder, the Company shall reimburse you for reasonable travel, hotel and other expenses incurred in the performance of your duties as are customarily reimbursed to similarly situated executives of the Company.

6. Entitlements in Event of Death. In the event of your death during your employment hereunder, your beneficiary or estate shall, for the one-year period following your death, receive payments equal to your then effective Annual Salary. Also, your family members who are covered under a Company medical plan at the time of your death shall be entitled to receive commensurate medical coverage at the Company’s expense throughout this same one-year period. In addition, your beneficiary or estate shall receive (i) any Bonus earned in the prior calendar year, but that has not yet been paid; and (ii) the target bonus opportunity for the calendar year of your death, pro-rated for the portion of the year through the date of death, payable, less applicable deductions and withholding taxes, by March 15th of the following year; and (iii) reimbursement for all documented business expenses previously incurred for which you have not been reimbursed. In addition, your beneficiary or estate shall be entitled to any vested benefits accrued and earned by you hereunder, in each case up to and including the date of your death. In the event of your death after the termination of your employment while you are entitled to receive compensation under paragraph 10(d), your beneficiary or estate shall receive any Annual Salary payable under paragraph 10(d)(i) up to the date on which the death occurs.

7. Entitlements in Event of Permanent Disability. In the event of your permanent disability during your employment hereunder (as defined under and covered by a Company employee disability plan), your employment hereunder shall terminate. However, for the one-year period beginning on the date of such disability, you shall continue to receive payments equal to your Annual Salary. Also, your family members who are covered under a Company medical plan at the time of your permanent disability shall be entitled to receive commensurate medical

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coverage at the Company’s expense for the same one-year period. In addition, you shall receive (i) any Bonus earned in the prior calendar year, but that has not yet been paid; and (ii) the target bonus opportunity for the calendar year in which your permanent disability occurs, pro-rated for the portion of the year through the date of your permanent disability, payable, less applicable deductions and withholding taxes, by March 15th of the following year. In addition, you shall be entitled to any vested benefits accrued and earned by you hereunder, in each case up to and including the date of your permanent disability, and any amount payable to you pursuant to the applicable disability plan.

8. Change in Control Protections. You shall be included in and covered by the Company’s Senior Executive Change in Control Plan, which is incorporated herein by reference. Your Termination Pay Multiple, as defined in the Plan, will be at least “2”. In the event that such plan is terminated or you are excluded from the plan for any reason during the Term, the Company agrees to promptly amend this Agreement so that you are similarly covered and eligible for the same benefits and protection thereunder.

9. Non-Competition, Confidential Information, Etc.

(a) Non-Competition. You agree that your employment with the Company is on an exclusive basis and that, while you are employed by the Company, you will not engage in any other business activity that would otherwise conflict with your duties and obligations (including your commitment of substantially all business time) under this Agreement. You agree that, during the Non-Compete Period (as defined below), you shall not directly or indirectly engage in or participate as an owner, partner, stockholder, officer, employee, director, agent of or consultant for any business competitive with any business of the Company, without the prior written consent of the Company; provided, however, that this provision shall not prevent you from investing as a less-than-one-percent (1%) stockholder in the securities of any company listed on a national securities exchange or quoted on an automated quotation system. The Non-Compete Period shall cover the entire Term; provided, however, that, if your employment terminates before the end of the Term, the Non-Compete Period shall terminate, if earlier, (i) six (6) months after you terminate your employment for Good Reason or the Company terminates your employment without Cause, or on such earlier date as you may make the election under paragraph 9(i) (which relates to your ability to terminate your obligations under this paragraph 9(a) in exchange for waiving your right to certain compensation and benefits); or (ii) twelve (12) months after the Company terminates your employment for Cause. (Defined terms used without definitions in the preceding sentence have the meanings provided in paragraphs 10(a) and (b).)

(b) Confidential Information. You agree that, during the Term or at any time thereafter, (i) you shall not use for any purpose other than the duly authorized

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business of the Company, or disclose to any third party, any information relating to the Company or any of its affiliated companies which is proprietary to the Company or any of its affiliated companies (“Confidential Information”), including any trade secret or any written (including in any electronic form) or oral communication incorporating Confidential Information in any way (except as may be required by law or in the performance of your duties under this Agreement consistent with the Company’s policies); and (ii) you will comply with any and all confidentiality obligations of the Company to a third party, whether arising under a written agreement or otherwise. Information shall not be deemed Confidential Information which (x) is or becomes generally available to the public other than as a result of a disclosure by you or at your direction or by any other person who directly or indirectly receives such information from you, or (y) is or becomes available to you on a non-confidential basis from a source which is entitled to disclose it to you.

(c) No Solicitation or Interference. You agree that, during the Term and for one (1) year thereafter, you shall not, directly or indirectly:

(i)	employ or solicit the employment of any person who is then or has been within six (6) months prior thereto, an employee of the Company or any of its affiliated companies; or

(ii)	interfere with, disturb or interrupt the relationships (whether or not such relationships have been reduced to formal contracts) of the Company or any of its affiliated companies with any customer, supplier or consultant.

(d) Ownership of Works. The results and proceeds of your services under this Agreement, including, without limitation, any works of authorship resulting from your services to the Company or any of its affiliates during your employment with the Company and/or any of its affiliated companies and any works in progress resulting from such services, shall be works-made-for-hire and the Company shall be deemed the sole owner throughout the universe of any and all rights of every nature in such works, whether such rights are now known or hereafter defined or discovered, with the right to use the works in perpetuity in any manner the Company determines in its sole discretion without any further payment to you. If, for any reason, any of such results and proceeds are not legally deemed a work-made-for-hire and/or there are any rights in such results and proceeds which do not accrue to the Company under the preceding sentence, then you hereby irrevocably assign and agree to assign any and all of your right, title and interest thereto, including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of every nature in the work, whether now known or hereafter defined or discovered, and the Company shall have the right to use the work in perpetuity throughout the universe in any manner the Company determines in its sole discretion without any further payment to you. You shall, as may be requested by the Company from time to time, do any and all things which the

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Company may deem useful or desirable to establish or document the Company’s rights in any such results and proceeds, including, without limitation, the execution of appropriate copyright, trademark and/or patent applications, assignments or similar documents and, if you are unavailable or unwilling to execute such documents, you hereby irrevocably designate your Reporting Senior or his designee as your attorney-in-fact with the power to execute such documents on your behalf. To the extent you have any rights in the results and proceeds of your services under this Agreement that cannot be assigned as described above, you unconditionally and irrevocably waive the enforcement of such rights. This paragraph 9(d) is subject to, and does not limit, restrict, or constitute a waiver by the Company or any of its affiliated companies of any ownership rights to which the Company or any of its affiliated companies may be entitled by operation of law by virtue of being your employer.

(e) Litigation.

(i)	You agree that, during the Term, for one (1) year thereafter and, if longer, during the pendency of any litigation or other proceeding, and except as may be required by law or legal process, (x) you shall not communicate with anyone (other than your own attorneys and tax advisors), except to the extent necessary in the performance of your duties under this Agreement, with respect to the facts or subject matter of any pending or potential litigation, or regulatory or administrative proceeding involving the Company or any of its affiliated companies, other than any litigation or other proceeding in which you are a party-in-opposition, without giving prior notice to the Company’s General Counsel; and (y) in the event that any other party attempts to obtain information or documents from you with respect to such matter, either through formal legal process such as a subpoena or by informal means such as interviews, you shall promptly notify the Company’s General Counsel before providing any information or documents.

(ii)	You agree to cooperate with the Company and its attorneys, both during and after the termination of your employment, in connection with any litigation or other proceeding arising out of or relating to matters in which you were involved prior to the termination of your employment. Your cooperation shall include, without limitation, providing assistance to the Company’s counsel, experts or consultants, and providing truthful testimony in pretrial and trial or hearing proceedings. In the event that your cooperation is requested after the termination of your employment, the Company will (x) seek to minimize interruptions to your schedule to the extent consistent with its interests in the matter; and (y) reimburse you for all reasonable and appropriate out-of-pocket expenses actually incurred by you in connection with such cooperation upon reasonable substantiation of such expenses.

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(iii)	Except as required by law or legal process, you agree that you will not testify in any lawsuit or other proceeding which directly or indirectly involves the Company or any of its affiliated companies, or which may create the impression that such testimony is endorsed or approved by the Company or any of its affiliated companies. In all events, you shall give advance notice to the Company’s General Counsel of such testimony promptly after you become aware that you may be required to provide it. The Company expressly reserves its attorney-client and other privileges except if expressly waived in writing.

(f) Return of Property. All documents, data, recordings, or other property, whether tangible or intangible, including all information stored in electronic form, obtained or prepared by or for you and utilized by you in the course of your employment with the Company or any of its affiliated companies shall remain the exclusive property of the Company. In the event of the termination of your employment for any reason, the Company reserves the right, to the extent permitted by law and in addition to any other remedy either may have, to deduct from any monies otherwise payable to you the following: (i) all amounts you may directly owe to the Company or any of its affiliated companies at the time of or subsequent to the termination of your employment with the Company; and (ii) the reasonable value of the Company property which you retain in your possession after the termination of your employment with the Company. In the event that the law of any state or other jurisdiction requires the consent of an employee for such deductions, this Agreement shall serve as such consent.

(g) Non-Disparagement. During the Term hereof and for one (1) year following the termination hereof for any reason, you shall not make, nor cause any one else to make or cause on your behalf, any public disparaging or derogatory statements or comments regarding the Company or its affiliated companies, or its officers or directors; likewise the Company will not make, nor cause any one else to make, any public disparaging or derogatory statements or comments regarding you.

(h) Injunctive Relief. The Company has entered into this Agreement in order to obtain the benefit of your unique skills, talent, and experience. You and the Company acknowledge and agree that your violation of paragraphs 9(a) through (h) of this Agreement may result in irreparable damage to the Company and/or its affiliated companies and, accordingly, the Company may obtain injunctive and other equitable relief for any breach or threatened breach of such paragraphs, in addition to any other remedies available to the Company.

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(i)	Survival; Modification of Terms. The obligations set forth under paragraphs 9(a) through (i) shall remain in full force and effect for the entire period provided therein notwithstanding the termination of your employment under this Agreement for any reason or the expiration of the Term; provided, however, that your obligations under paragraph 9(a) (but not under any other provision of this Agreement) shall cease if you terminate your employment for Good Reason or the Company terminates your employment without Cause and you notify the Company in writing that you have elected to waive your right to receive, or to continue to receive, termination payments and benefits under paragraphs 10(d)(i) through (iv). You and the Company agree that the restrictions and remedies contained in paragraphs 9(a) through (h) are reasonable and that it is your intention and the intention of the Company that such restrictions and remedies shall be enforceable to the fullest extent permissible by law. If a court of competent jurisdiction shall find that any such restriction or remedy is unenforceable but would be enforceable if some part were deleted or the period or area of application reduced, then such restriction or remedy shall apply with the modification necessary to make it enforceable.

10. Termination.

(a) Termination for Cause. The Company may, at its option, terminate your employment under this Agreement for Cause and thereafter shall have no obligations under this Agreement, including, without limitation, any obligation to pay Annual Salary or Bonus or provide benefits. “Cause” shall mean exclusively: (i) embezzlement, fraud or other conduct that would constitute a felony (other than traffic-related citations); (ii) willful unauthorized disclosure of Confidential Information; (iii) your material breach of this Agreement; (iv) your gross misconduct or gross neglect in the performance of your duties hereunder; (v) your willful failure to cooperate with a bona fide internal investigation or investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other material reasonably known to be relevant to such an investigation, or the willful inducement of others to fail to cooperate or to destroy or fail to produce documents or other material; or (vi) your willful and material violation of the Company’s written conduct policies, including but not limited to the Company’s Employment Handbook and Ethics Code. The Company will give you written notice prior to terminating your employment pursuant to (iii), (iv), (v), or (vi), of this paragraph 10(a), setting forth the nature of any alleged failure, breach or refusal in reasonable detail and the conduct required to cure. Except for a failure, breach or refusal which, by its nature, cannot reasonably be expected to be cured, you shall have twenty (20) business days from the giving of such notice within which to cure any failure, breach or refusal under (iii), (iv), (v), or (vi) of this paragraph 10(a);

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provided, however, that, if the Company reasonably expects irreparable injury from a delay of twenty (20) business days, the Company may give you notice of such shorter period within which to cure as is reasonable under the circumstances.

(b) Good Reason Termination. You may terminate your employment under this Agreement for Good Reason at any time during the Term by written notice to the Company no more than thirty (30) days after the later of the occurrence of the event constituting Good Reason or your having knowledge of such event. Such notice shall state an effective date no earlier than thirty (30) business days after the date it is given. The Company shall have ten (10) business days from the giving of such notice within which to cure and, in the event of such cure, your notice shall be of no further force or effect. Good Reason shall mean without your consent (other than in connection with the termination or suspension of your employment or duties for Cause or in connection with your Permanent Disability) exclusively: (i) the assignment to you of duties or responsibilities substantially inconsistent with or materially less than your position(s) or duties as Senior Vice President-Newspapers of the Company; (ii) the withdrawal of material portions of your duties described in paragraph 2; (iii) the relocation of your position to a location more than twenty-five (25) miles outside the Cincinnati, OH metropolitan area; (iv) the material breach by the Company of this Agreement; or (v) the failure of any successor to all or substantially all of the Company’s assets to assume the Company’s obligations under this Agreement; or (vi) a change in reporting structure such that you report to someone other than the Chief Operating Officer or the Chief Executive Officer of the Company or similar positions then in effect.

(c) Termination Without Cause. The Company may terminate your employment under this Agreement without Cause or at any time during the Term by written notice to you.

(d) Termination Payments/Benefits. In the event that your employment terminates under paragraph 10(b) or (c), you shall thereafter receive the following, less applicable deductions and withholding taxes:

(i)	a lump sum payment in an amount equal to your Annual Salary, as in effect on the date on which your employment terminates, calculated through the end of the Term. Such payment shall be made within thirty (30) days of the termination of your employment.

(ii)	payments equal to your target bonus opportunity, as in effect on the date on which your employment terminates, calculated through the end of the Term and paid in accordance with the Company’s then effective bonus payment practices;

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(iii)	medical and dental insurance coverage provided under COBRA at no cost to you (except as hereafter described) pursuant to the plans then covering the employees of the Company (until the end of the Term or, if earlier, the date on which you become eligible for medical and dental coverage from a third party); provided, that, during the period that the Company provides you with this coverage, an amount equal to the applicable COBRA premiums (or such other amounts as may be required by law) will be included in your income for tax purposes to the extent required by law and the Company may withhold taxes from your compensation for this purpose; and provided, further, that you may elect to continue your medical and dental insurance coverage under COBRA at your own expense for the balance, if any, of the period required by law; and

(iv)	life insurance coverage pursuant to the policy then covering the employees of the Company in the amount then furnished to the Company employees at no cost (the amount of such coverage will be reduced by the amount of life insurance coverage furnished to you at no cost by a third party employer).

Notwithstanding the foregoing, in the event your employment is terminated pursuant to paragraphs 10(b) or (c) with less than one (1) year remaining in the Term, you will be entitled to one (1) year of the benefits described in paragraphs 10(d)(i) – (iv) upon the effective date of termination. Payment of the benefit described in paragraph 10(d)(i) shall be made in a lump sum within thirty (30) days of such termination. You understand and agree that notice given by the Company in accordance with paragraph 1 that it does not intend to continue to employ you beyond the expiration of the Term does not constitute termination pursuant to paragraph 10(c).

(e) Termination of Benefits. Notwithstanding anything in this Agreement to the contrary (except as otherwise provided in paragraph 10(d) with respect to medical and dental benefits and life insurance), participation in all the Company benefit plans and programs will terminate upon the termination of your employment except to the extent otherwise expressly provided in such plans or programs and subject to any vested rights you may have under the terms of such plans or programs.

(f) Resignation from Official Positions. If your employment with the Company terminates for any reason, you shall be deemed to have resigned at that time from any and all officer or director positions that you may have held with the Company or any of its affiliated companies and all board seats or other positions in other entities you held on behalf of the Company. If, for any reason, this paragraph 10(f) is deemed insufficient to effectuate such resignation, you agree to execute, upon the request of the Company, any documents or instruments which the Company may

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deem necessary or desirable to effectuate such resignation or resignations, and you hereby authorize the Secretary and any Assistant Secretary of the Company to execute any such documents or instruments as your attorney-in-fact.

11. Severance Contingent On Release Waiver and Non-Compete Agreement. If, pursuant to paragraph 1, the Company gives proper notice that it does not intend to employ you beyond the expiration of the Term, and your employment hereunder ends as a result, if you execute and do not later revoke or materially violate the Release Waiver and Non-Compete Agreement in a form materially similar to the document attached hereto as Exhibit A, you will be entitled to the following benefits for a period of six (6) months following the end of your employment:

(a)	payments equal to your Annual Salary, as in effect on the date on which your employment expires, paid in accordance with the Company’s then effective payroll practices;

(b)	payments equal to your target bonus opportunity, as in effect on the date on which your employment expires, prorated for the aforementioned six-month period, paid in accordance with the Company’s then effective bonus payment practices;

(c)	medical and dental insurance coverage provided under COBRA at no cost to Executive (except as hereafter described) pursuant to the plans then covering the employees of the Company; provided, that, during the period that the Company provides Executive with this coverage, an amount equal to the applicable COBRA premiums (or such other amounts as may be required by law) will be included in his income for tax purposes to the extent required by law and the Company may withhold taxes from Executive’s compensation for this purpose; and provided, further, that Executive may elect to continue his medical and dental insurance coverage under COBRA at his own expense for the balance, if any, of the period required by law; and

(d)	life insurance coverage pursuant to the policy then covering the employees of the Company in the amount then furnished to the Company employees at no cost (the amount of such coverage will be reduced by the amount of life insurance coverage furnished to you at no cost by a third-party employer).

12. Company’s Policies. You agree that, during your employment hereunder, you will comply in all material respects with all of the Company’s written policies, including, but not limited to, the Company’s Employee Handbook and Ethic Code.

13. Indemnification; D&O Liability Insurance. If you are made a party to, are threatened to be made a party to, receive any legal process in, or receive any discovery request or request for information in connection with, any action, suit or

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proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that you were an officer, director, employee, or agent of the Company or any of its affiliated companies, or were serving at the request of or on behalf of the Company or any of its affiliated companies, the Company shall indemnify and hold you harmless to the fullest extent permitted or authorized by the Company’s Articles of Incorporation or Code of Regulations or, if greater, by the laws of the State of Ohio, against all costs, expenses, liabilities and losses you incur in connection therewith. Such indemnification shall continue even if you have ceased to be an officer, director, employee or agent of the Company or any of its affiliated companies, and shall inure to the benefit of your heirs, executors and administrators. The Company shall reimburse you for all costs and expenses you incur in connection with any Proceeding within 20 business days after receipt by the Company of a written requests for such reimbursement and appropriate documentation associated with such expenses. In addition, the Company agrees to maintain a director’s and officer’s liability insurance policy or policies covering you at a level and on terms and conditions commensurate to the coverage the Company provides other similarly situated executives of the Company.

14. Notices. All notices under this Agreement must be given in writing, by personal delivery facsimile or by mail, if to you, to the address shown on this Agreement (or any other address designated in writing by you), with a copy to any other person you designate in writing, and, if to the Company, to the address shown on this Agreement (or any other address designated in writing by the Company), with a copy, to the attention of the Company’s General Counsel. Any notice given by mail shall be deemed to have been given three days following such mailing.

15. Assignment. This is an Agreement for the performance of personal services by you and may not be assigned by you or the Company except that the Company may assign this Agreement to any affiliated company of or any successor-in-interest to the Company, provided that such assignee or transferee assumes the liabilities, obligations and duties of the Company under this Agreement, either contractually or as a matter of law.

16. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Ohio.

17. No Implied Contract. Nothing contained in this Agreement shall be construed to impose any obligation on the Company or you to renew this Agreement or any portion thereof. The parties intend to be bound only upon execution of a written agreement and no negotiation, exchange of draft or partial performance shall be deemed to imply an agreement. Neither the continuation of employment nor any other conduct shall be deemed to imply a continuing agreement upon the expiration of the Term.

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18. Entire Understanding. Except where specifically stated otherwise herein, this Agreement contains the entire understanding of the parties hereto relating to the subject matter contained in this Agreement, and can be changed only by a writing signed by both parties.

19. Void Provisions. If any provision of this Agreement, as applied to either party or to any circumstances, shall be found by a court of competent jurisdiction to be unenforceable but would be enforceable if some part were deleted or the period or area of application were reduced, then such provision shall apply with the modification necessary to make it enforceable, and shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement.

20. Supersedes Prior Agreements. With respect to the period covered by the Term, this Agreement supersedes and cancels all prior agreements relating to your employment by the Company or any of its affiliated companies.

21. Deductions and Withholdings, Payment of Deferred Compensation. All amounts payable under this Agreement shall be paid less deductions and income and payroll tax withholdings as may be required under applicable law and any property (including shares of the Company’s Class A Common Stock), benefits and perquisites provided to you under this Agreement shall be taxable to you as may be required under applicable law. Notwithstanding any other provisions of this Agreement to the contrary, no payment for any restricted shares or distribution of any other deferred compensation shall be made sooner than the earliest date permitted under the provisions of the Internal Revenue Code or the rules or regulations promulgated thereunder, as in effect on the date of such payment, in order for such payment to be taxable at the time of the distribution thereof without imposition of penalty taxes under the American Jobs Creation Act of 2004.

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Mark G. Contreras

June 20, 2006

If the foregoing correctly sets forth our understanding, please sign, date and return all three (3) copies of this Agreement to the undersigned for execution on behalf of the Company; after this Agreement has been executed by the Company and a fully-executed copy returned to you, it shall constitute a binding agreement between us.

Sincerely yours,

THE E. W. SCRIPPS COMPANY

By:
Name:
Title:

ACCEPTED AND AGREED:

Mark G. Contreras

Dated:

EXHIBIT A

RELEASE, WAIVER AND NON-COMPETE AGREEMENT

This Release, Waiver and Non-Compete Agreement (the “Agreement”) is entered by and between Mark G. Contreras (the “Executive”) and The E. W. Scripps Company (the “Company”).

WITNESSETH:

WHEREAS, the Company and Executive entered into that certain Employment Agreement dated June 20, 2006 (the “Employment Agreement”);

WHEREAS, paragraph 11 of the Employment Agreement specifically provides that, “[i]f, pursuant to paragraph 1, the Company gives proper notice that it does not intend to employ [Executive] beyond the expiration of the Term, and [Executive’s] employment hereunder ends as a result, if [Executive] execute[s] and do[es] not later revoke or materially violate the Release and Waiver Agreement in a form materially similar to the document attached hereto as Exhibit A … , [Executive] will be entitled to the following benefits following the end of [Executive’s] employment…”;

WHEREAS, the Company and Executive desire to enter into this Agreement to give effect to the foregoing, and to agree on and/or reaffirm certain rights, obligations and understandings that shall survive the Employment Agreement; and

NOW, THEREFORE, in consideration of the mutual promises contained herein and in the Employment Agreement and other valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1. Reference and Definitions. The Employment Agreement shall be incorporated herein for reference, but only to the extent specifically called for hereunder. The capitalized terms contained in this Agreement shall, to the extent they are the same as those used in the Employment Agreement, shall carry the same meaning as in the Employment Agreement.

2. Severance and Other Benefits. In consideration for Executive executing and not revoking or materially violating this Agreement and for his/her compliance with its terms and those certain Covenants that shall survive the Employment Agreement specified in paragraph 5 below, the Company shall provide the following benefits to Executive, less any applicable deductions and withholding taxes, for the six (6) months immediately following the expiration of his employment:

(i)	payments equal to Executive’s Annual Salary, as in effect on the date on which his employment expires, paid in accordance with the Company’s then effective payroll practices;

(ii)	payments equal to Executive’s target bonus opportunity, as in effect on the date on which his employment expires, prorated for the aforementioned six-month period, paid in accordance with the Company’s then effective bonus payment practices;

(iii)	medical and dental insurance coverage provided under COBRA at no cost to Executive (except as hereafter described) pursuant to the plans then covering the employees of the Company; provided, that, during the period that the Company provides Executive with this coverage, an amount equal to the applicable COBRA premiums (or such other amounts as may be required by law) will be included in his income for tax purposes to the extent required by law and the Company may withhold taxes from Executive’s compensation for this purpose; and provided, further, that Executive may elect to continue his medical and dental insurance coverage under COBRA at his own expense for the balance, if any, of the period required by law; and

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(iv)	life insurance coverage pursuant to the policy then covering the employees of the Company in the amount then furnished to the Company employees at no cost (the amount of such coverage will be reduced by the amount of life insurance coverage furnished to you at no cost by a third-party employer).

3. General Release and Waiver of Claims. In exchange for and in consideration of the benefits described and set forth in paragraph 2 above, Executive, on behalf of himself/herself and his/her successors, assigns, heirs, executors, and administrators, hereby releases and forever discharges the Company and its parents, affiliates, associated entities, representatives, successors and assigns, and their officers, directors, shareholders, agents and employees from all liability, claims and demands, actions and causes of action, damages, costs, payments and expenses of every kind, nature or description arising out of his/her employment relationship with the Company, or the ending of his/her employment on                     , 200  . These claims, demands, actions or causes of action include, but are not limited to, actions sounding in contract, tort, discrimination of any kind, and causes of action or claims arising under federal, state, or local laws, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990, the Americans With Disabilities Act, and any similar state or local laws. Executive further agrees that Executive will neither seek nor accept any further benefit or consideration from any source whatsoever in respect to any claims which Executive has asserted or could have asserted against the Company. Executive represents to his/her knowledge neither Executive nor any person or entity acting on Executive’s behalf or with Executive’s authority has asserted with any federal, state, or local judicial or administrative body any claim of any kind based on or arising out of any aspect of Executive’s employment with the Company or the ending of that employment. If Executive, or any person or entity representing Executive, or any federal, state, or local agency, assert any such claim, this Release and Waiver Agreement will act as a total and complete bar to recovery of any judgment, award, damages, or remedy of any kind.,

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4. No Admission of Liability. It is understood and agreed that this Agreement is a compromise of any alleged claims and that the making of this offer, the entering into of this Agreement, and the benefits paid to Executive are not to be construed as an admission of liability on the part of the Company, and that all liability is expressly denied by the Company.

5. Non-Compete. In exchange for and in consideration of the benefits described and set forth in paragraph 2 above Executive agrees that, for the six (6) months following the effective date hereof, he/she shall not directly or indirectly engage in or participate as an owner, partner, stockholder, officer, employee, director, agent of or consultant for any business competitive with any business of the Company, without the prior written consent of the Company; provided, however, that this provision shall not prevent Executive from investing as a less-than-one-percent (1%) stockholder in the securities of any company listed on a national securities exchange or quoted on an automated quotation system.

6. SURVIVING COVENANTS. EXECUTIVE AND THE COMPANY HEREBY ACKNOWLEDGE AND AFFIRM, TO THE EXTENT APPLICABLE, THEIR RESPECTIVE CONTINUING OBLIGATIONS WITH RESPECT TO THOSE CERTAIN COVENANTS CONTAINED IN THE EMPLOYMENT AGREEMENT, WHICH ARE INCORPORATED HEREIN BY REFERENCE, SPECIFICALLY: SECTION 9(B) CONFIDENTIAL INFORMATION; SECTION 9(C) NO SOLICITATION OR INTERFERENCE; SECTION 9(E) LITIAGATION; AND SECTION 9(G) NON-DISPARAGEMENT.

7. Return of Property. Executive agrees to return, as soon as practicable and no later than three (3) business days after his/her execution hereof, any and all property, including duplicates or copies thereof, belonging to the Company, including, but not limited to: keys, security cards, documents, equipment, supplies, customer lists, customer information, and confidential information.

8. Business Expense Reports and Reconciliation of Company Charge Card Expenses. Executive agrees that the severance pay defined in paragraph 2 above shall not be paid until Executive submits all required business expense reports, if any, and pays for any and all non-business charges on the Company’s charge card or otherwise for which he/she is personally responsible.

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9. Severability/Waivers. Executive agrees that if any provision of this Agreement shall be held invalid or unenforceable, that such provision shall be modified to the extent necessary to comply with the law, or if necessary stricken, but the parties agree that the remainder of this Agreement shall nevertheless remain in full force and effect. No waiver of any term or condition of this Agreement or any part thereof shall be deemed a waiver of any other terms or conditions of this Agreement or of any later breach of this Agreement.

10. Confidentiality. The terms of this Agreement shall remain confidential, and neither Executive nor the Company will publish or publicize the terms of this Agreement in any manner, unless specifically required to do so by valid law or regulatory requirement, which, in such case, the disclosing party shall provide the other party reasonable advance notice. Executive shall not discuss or reveal the terms of this Agreement to any persons other than his/her immediate family, personal attorney, and financial advisors.

11. Binding Agreement. The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding on, the Company and its successors and assigns, and the rights and obligations (other than obligations to perform services) of Executive under this Agreement shall inure to the benefit of, and shall be binding upon, Executive and his/her heirs, personal representatives and successors and assigns. Except to the extent specifically provided for in paragraphs 1 and 5 above, upon its execution, this Agreement shall supersede and render null and void any and all previous agreements, arrangements, or understandings between you and the Company pertaining to Executive’s employment with the Company, including, but not limited to the Employment Agreement.

12. Notices. Notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when sent by certified mail, postage prepaid, addressed to the intended recipient at the address set forth below, or at such other address as such intended recipient hereafter may have designated most recently to the other party hereto with specific reference to this Section.

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If to the Company:	The E. W. Scripps Company
28th Floor
312 Walnut Street
Cincinnati, Ohio 45202
Attn: Jennifer Weber, Senior Vice President, Human Resources
A.B. Cruz III, Senior Vice President & General Counsel

If to Executive:

13. Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the laws of the State of Ohio. The Parties agree that any conflict of law rule that might require reference to the laws of some jurisdiction other than Ohio shall be disregarded. Each Party hereby agrees for itself and its properties that the courts sitting in Hamilton County, Ohio shall have sole and exclusive jurisdiction and venue over any matter arising out of or relating to this Agreement, or from the relationship of the Parties, or from the Executive’s employment with the Company, or from the termination of the Executive’s employment with the Company, whether arising from contract, tort, statute, or otherwise, and hereby submits itself and its property to the venue and jurisdiction of such courts.

14. Revocation Period. Executive agrees that Executive has read this Agreement and is hereby advised and fully understands his/her right to discuss all aspects of this Agreement with Executive’s attorney prior to signing this Agreement. Executive has carefully read and fully understands all of the provisions of this Agreement. Executive acknowledges that he/she has been given at least twenty-one (21) days to discuss, review, and consider all of the terms, conditions, and covenants of this Agreement. Executive understands that this Agreement does not become effective or enforceable until seven (7) days after it has been executed by Executive. During the seven-day period following its execution, Executive may revoke this Agreement in its entirety by providing written revocation to the Company by notice to the Company pursuant to Section 12, in which case this Agreement shall be on no further legal force or effect.

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IN WITNESS WHEREOF, the parties have executed this Agreement in duplicate on the date(s) specified below.

THE E. W. SCRIPPS COMPANY
Executive’s Name (Please Print)

By:
Employee’s Signature (Date)

Its:

Date:
Witness’s Name (Please Print)

Witness’s Signature (Date)

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